Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-168878) and the Registration statement on Form S-8 (No. 333-172573), each pertaining to the RealPage, Inc., 2010 Equity Incentive Plan and the Registration Statement on Form S-8 (No. 333-176742) pertaining to the Multifamily Technology Solutions, Inc. 2005 Equity Incentive Plan, of our reports dated February 24, 2012, with respect to the consolidated financial statements and schedule of RealPage, Inc. and the effectiveness of internal control over financial reporting of RealPage, Inc. included in this Form 10-K for the year ended December 31, 2011.
/s/ Ernst & Young LLP

Dallas, Texas
February 24, 2012